Section 2:  EX-99.(a)

News Release

5 Sarnowski Drive, Glenville, New York  12302
(518) 377-3311

Subsidiary: Trustco Bank

Contact: Robert M. Leonard
Executive Vice President and CRO
(518) 381-3693

TrustCo Announces the Addition of Curtis N. Powell to the Board of Directors

Glenville, New York, September 23, 2021

TrustCo Bank Corp NY (the “Company”) (Nasdaq: TRST) announces that on September 21, 2021 Curtis N. Powell was elected to the Board of Directors of the Company and its subsidiary, Trustco Bank.

Mr. Powell is Vice President for Human Resources and Environmental Health, Safety, and Risk Management at Rensselaer Polytechnic Institute (“Rensselaer”) in Troy, New York.  He has held that position for over twenty years.  In that role, he consults regularly with Rensselaer’s president regarding strategic human capital, operational, and risk management planning.  He is a member of the Rensselaer president’s cabinet and has oversight and planning responsibility for, among other things, recruitment and selection processes, employee compensation program development, executive compensation, finance, and budgeting.  He holds a Master of Arts degree in Human Resources Development from the University of Maryland and numerous professional certifications.  He is also a member of the board of directors of St. Peter’s Health Partners in Albany, New York.

Mr. Powell was appointed to the Audit, Compensation, Compliance, Fiduciary, Nominating and Corporate Governance, and Risk Committees of the board of directors of the company.

Making the announcement were Chairman, President, and Chief Executive Officer Robert J. McCormick and Lead Independent Director Dennis DeGennaro.  Mr. McCormick said “We are very pleased to have Mr. Powell join our board.  He brings expertise in the critically important areas of human capital and risk management.”

TrustCo Bank Corp NY is a $6.1 billion savings and loan holding company and through its subsidiary, Trustco Bank, operated 147 offices in New York, New Jersey, Vermont, Massachusetts, and Florida at June 30, 2021.

In addition, the Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services.  The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended.  Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Such forward-looking statements are subject to factors that could cause actual results to differ materially for TrustCo from those discussed. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. There are a number of risks, uncertainties and assumptions that could cause actual results to differ materially from the forward-looking statements made herein, including the risks and uncertainties described in TrustCo’s filings with the Securities and Exchange Commission. These forward-looking statements represent TrustCo’s judgment as of the date of this release. TrustCo disclaims, however, any intent or obligation to update these forward-looking statements.
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